Exhibit h(1)
                            Institutional Portfolio
                                125 Broad Street
                            New York, New York 10004

                                  May 31, 2002

Travelers Bank & Trust, fsb
125 Broad Street
11th Floor
New York, New York 10004

     Re: Institutional Portfolio-Transfer Agency and Service Agreement

Ladies and Gentlemen:

     This letter serves as notice that Institutional Reserves Portfolio and Institutional Enhanced Portfolio (collectively, the "Series") are added to the list of series to which Travelers Bank & Trust, fsb renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of October 1, 1999 (the "Agreement") between each of the investment companies listed on Schedule A thereto and Travelers Bank & Trust, fsb (formerly known as "Smith Barney Private Trust Company").

     Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.

                                       INSTITUTIONAL PORTFOLIO


                                       By:
                                          ------------------------------

                                       Title:
                                             ---------------------------

Acknowledgement:

TRAVELERS BANK & TRUST, FSB

By:
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Title:  Director Transfer Agency Operations